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Filed pursuant to Rule 424(b)(3)
Registration No. 333-224298

PROSPECTUS

KfW, Frankfurt/Main, Federal Republic of Germany

Debt Securities

        KfW, also known as Kreditanstalt für Wiederaufbau, an institution organized under public law of the Federal Republic of Germany, may from time to time offer debt securities. The securities may consist of notes or bonds. The securities also may, at the option of KfW, be convertible into other securities issued by KfW or exchangeable for securities of other issuers. The securities will be unconditional obligations of KfW.

        Pursuant to the Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau), the securities will benefit from a statutory guarantee of the Federal Republic of Germany.

        For each offer and sale of securities under this prospectus, we will provide a prospectus supplement and, if applicable, a pricing supplement with the specific terms of each issue.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 11, 2018

United States Taxation	16
Plan of Distribution	29
Validity of Securities	29
Limitations on Actions Against The Federal Republic	29
Enforcement of Civil Liabilities Against KfW	30
Authorized Representative in the United States	30
Official Statements and Documents	30

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC"). When we filed the registration statement, we used a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will contain specific information about the terms of that offering. The pricing supplement and/or prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement and pricing supplement together with additional information described under "Where You Can Find More Information" below before you invest.

        References in this prospectus to "we" or "us" or similar expressions are to KfW. References to "KfW Bankengruppe" or "group" are to KfW and its consolidated subsidiaries. References to the "Federal Republic" and "Germany" are to the Federal Republic of Germany, and references to the "Federal Government" are to the government of the Federal Republic of Germany.

WHERE YOU CAN FIND MORE INFORMATION

        KfW files an annual report on Form 18-K with the SEC. The annual report includes financial, statistical and other information concerning KfW and the Federal Republic. You can inspect and copy this report at the Conventional Reading Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's Conventional Reading Room. You can also obtain copies of the annual report at prescribed rates from the SEC's Conventional Reading Room. All filings made after November 4, 2002 are also available online through the SEC's EDGAR electronic filing system. Access to EDGAR can be found on the SEC's website at www.sec.gov.

        The SEC allows us to "incorporate by reference" the information in documents that we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference KfW's Annual Report on Form 18-K for the year ended December 31, 2017 (filed on May 11, 2018) and any future filings made with the SEC to the extent such filings indicate that they are intended to be incorporated by reference.

        You may request a copy of these filings at no cost by writing to Deutsche Bank Trust Company Americas, 60 Wall Street, Mailstop NYC60-1630, New York, New York 10005, Attention: Corporate Trust Department or to The Bank of New York Mellon, 225 Liberty Street, New York, New York 10286, USA, Attention: International Corporate Trust.

        You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the dates set forth on the respective cover pages of these documents.

FORWARD LOOKING STATEMENTS

        This prospectus, any prospectus supplement, any pricing supplement and any documents incorporated by reference in this prospectus may contain forward-looking statements. Statements relating to future events, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of these statements in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties, and actual results may differ materially from those contained in any forward-looking statements.

KFW

        The following summary information should be read in conjunction with the more complete information included in KfW's annual report on Form 18-K for the year ended December 31, 2017.

Overview

        KfW is a public law institution (Anstalt des öffentlichen Rechts) serving domestic and international public policy objectives of the Federal Government ("Federal Government") of the Federal Republic of Germany ("Federal Republic"). KfW promotes its financing activities under the umbrella brand name KfW Bankengruppe ("KfW Group").

        Until March 31, 2018, KfW conducted its business in the following business sectors:

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  Mittelstandsbank (SME Bank), which promoted small and medium-sized enterprises ("SMEs"), business founders, start-ups and self-employed professionals;

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  Kommunal- und Privatkundenbank/Kreditinstitute (Municipal and Private Client Bank/Credit Institutions), which provided housing-related loans and grants as well as financing for education to private individuals, offered financing for infrastructure projects, primarily for municipalities, and granted global funding instruments to promotional institutes of the German federal states ("Landesförderinstitute") and other financial institutions;

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  Export and project finance: KfW IPEX-Bank GmbH ("KfW IPEX-Bank") offers customized financing for exports and project and corporate financing worldwide. KfW IPEX-Bank is a legally independent entity wholly owned by KfW;

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  Promotion of developing countries and emerging economies: KfW Entwicklungsbank (KfW Development Bank) is responsible for KfW's public sector development cooperation activities, and DEG - Deutsche Investitions- und Entwicklungsgesellschaft mbH (German Investment and Development Company, "DEG") finances private-sector investments in developing countries. DEG is a legally independent entity wholly owned by KfW; and

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  Financial markets, which comprises KfW's treasury, funding, asset management and other capital markets-related activities.

        With effect from April 1, 2018 KfW reorganized its domestic promotional business, which it had previously conducted through its business sectors Mittelstandsbank (SME Bank) and Kommunal- und Privatkundenbank/Kreditinstitute (Municipal and Private Client Bank/Credit Institutions) based on a distinction between customer groups, into the following three business sectors, which are characterized by different operating models:

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  SME Bank & Private Clients (Mittelstandsbank & Private Kunden) offers highly standardized products for SMEs, business founders, start-ups, self-employed professionals as well as private individuals;

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  Customized Finance & Public Clients (Individualfinanzierung & Öffentliche Kunden) provides individual financing solutions for municipal and social infrastructure, offers corporate loans and project finance, as well as customized financing for financial institutions and Landesförderinstitute; and

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  Equity Financing will be conducted through a new wholly owned subsidiary, which is expected to commence its operations in the course of 2018.

        All products of the former business sectors Mittelstandsbank (SME Bank) and Kommunal- und Privatkundenbank/Kreditinstitute (Municipal and Private Client Bank/Credit Institutions) continue to exist in one of the three new business sectors SME Bank & Private Clients, Customized Finance &

Public Clients or Equity Financing. The business sectors Export and project finance, Promotion of developing countries and emerging economies and Financial markets remain unchanged.

        KfW's offices are located at Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany. KfW's telephone number is 011-49-69-74310. KfW also maintains branch offices in Berlin and Bonn, Germany, as well as a liaison office to the European Union ("EU") in Brussels, Belgium.

Ownership

        The Federal Republic holds 80% of KfW's subscribed capital, and the German federal states (each, a "Land" and together, the "Länder") hold the remaining 20%. The Law Concerning KfW (Gesetz über die Kreditanstalt für Wiederaufbau, or the "KfW Law") does not provide for shareholders' meetings; instead, the Board of Supervisory Directors assumes the responsibilities of a shareholders' meeting.

        Shares in KfW's capital may not be pledged; they may not be transferred to entities other than the Federal Republic or the Länder. Capital contributions have been, and are expected to continue to be, made to KfW in such proportions as to maintain the relative shares of capital held by the Federal Republic and the Länder.

Legal Status

        KfW is organized under the KfW Law as a public law institution with unlimited duration. As a public law institution serving public policy objectives of the Federal Government, KfW itself is not subject to corporate taxes (although certain of its subsidiaries are), and as a promotional bank, KfW does not seek to maximize profits. KfW does, however, seek to maintain an overall level of profitability that allows it to strengthen its equity base in order to support its promotional activities. KfW is prohibited under the KfW Law from distributing profits, which are instead allocated to statutory reserves and to separately reportable reserves. KfW is generally also prohibited under the KfW Law from taking deposits or engaging in the financial commission business.

Relationship with the Federal Republic

Guarantee of the Federal Republic

        The KfW Law expressly provides that the Federal Republic guarantees all existing and future obligations of KfW in respect of money borrowed, bonds and notes issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (KfW Law, Article 1a). Under this statutory guarantee (the "Guarantee of the Federal Republic"), if KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW, or if KfW fails to make any payment required to be made under KfW's guarantee when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable. The Federal Republic's obligation under the Guarantee of the Federal Republic ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by KfW or issued under KfW's guarantee may enforce this obligation directly against the Federal Republic without first having to take legal action against KfW. The Guarantee of the Federal Republic is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to KfW with respect to the obligations covered. For more information about the Guarantee of the Federal Republic, see "Responsibility of the Federal Republic for KfW—Guarantee of the Federal Republic" below.

Institutional Liability (Anstaltslast)

        KfW is a public law institution (Anstalt des öffentlichen Rechts). Accordingly, under the German administrative law principle of Anstaltslast, the Federal Republic, as the constituting body of KfW, has an obligation to safeguard KfW's economic basis. Under Anstaltslast, the Federal Republic must keep KfW in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to meet its obligations when due. Anstaltslast is not a formal guarantee of KfW's obligations by the Federal Republic, and creditors of KfW do not have a direct claim against the Federal Republic. Nevertheless, the effect of this legal principle is that KfW's obligations, including the obligations to the holders of securities issued by it or issued under KfW's guarantee, are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the German Parliament. See also "Responsibility of the Federal Republic for KfW—Institutional Liability (Anstaltslast)" below.

Understanding with the European Commission

        In order to clarify that the Federal Republic's responsibility for KfW's obligations was and is compatible with EU law prohibitions against state aid, the German Federal Ministry of Finance and the European Commissioner for Competition held discussions which were formalized in an understanding reached on March 1, 2002. In the understanding with the European Commission, it was agreed that, in respect of the promotional activities for which KfW is responsible, KfW will continue to benefit from Anstaltslast and the Guarantee of the Federal Republic. The understanding acknowledged that KfW's role in providing financing for, in particular, SMEs, risk capital, environmental protection, technology/innovation, infrastructure and housing, as well as its cooperation with developing countries, is promotional and thus compatible with EU rules.

        In the business sector of Export and project finance, the understanding with the European Commission required KfW to transfer to a legally independent subsidiary that portion of export finance and domestic and international project finance activities which the European Commission deemed to fall outside the scope of the promotional activities of KfW. The transfer of such activities was to be effected by December 31, 2007, and as from that date KfW has not been permitted to fund the subsidiary at other than market rates of interest or to extend to the subsidiary any benefits of Anstaltslast or the Guarantee of the Federal Republic.

        KfW continues to be permitted, however, to engage directly in the following promotional export and project finance activities:

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  implementation of international promotional programs, such as the interest-rate subsidized CIRR (Commercial Interest Reference Rate) and ASU (Aircraft Sector Understanding) schemes, which are recognized as promotional activities in accordance with the Organization for Economic Cooperation and Development ("OECD") consensus;

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  participation in syndicated financing activities outside the EU, the European Economic Area and countries holding the status of official candidate for EU membership, subject to certain conditions, and sole financing activities in countries in which sufficient sources of financing do not exist; and

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  participation in projects in the interest of the EU that are co-financed by the European Investment Bank or similar European financing institutions.

        The European Commission transformed the understanding into a decision, which the Federal Republic formally accepted. In August 2003, a part of the Promotional Bank Restructuring Act

(Förderbankenneustrukturierungsgesetz) implemented the understanding with the European Commission and amended the KfW Law accordingly.

        On January 1, 2008, KfW IPEX-Bank, a limited liability corporation (Gesellschaft mit beschränkter Haftung) formed as a wholly owned subsidiary of KfW, commenced operations as a legally independent entity, thus satisfying the requirements set forth in the understanding with the European Commission. KfW IPEX-Bank conducts those export and project finance activities which the European Commission deemed to fall outside the scope of KfW's promotional activities directly and on its own behalf.

Supervision and Regulation

        The Federal Ministry of Finance, acting in consultation with the Federal Ministry for Economic Affairs and Energy, exercises legal supervision (Rechtsaufsicht) over KfW, i.e., it supervises KfW's compliance with applicable laws and may adopt all necessary measures to ensure such compliance. Legal supervision primarily comprises supervision of compliance with the KfW Law and KfW's Bylaws, but also with all other applicable laws and regulations except for certain provisions of bank regulatory law referenced in the following paragraph. The relevant Federal Ministers are represented on KfW's Board of Supervisory Directors, which supervises KfW's overall activities.

        In addition to being subject to legal supervision by the Federal Ministries, in October 2013, KfW became subject to banking-specific supervision exercised by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, or "BaFin"). This supervision was established by a ministerial regulation (KfW-Verordnung, or "KfW Regulation"), which implements an amendment to the KfW Law that became effective in July 2013. The KfW Regulation, while maintaining KfW's general exemption from bank regulatory law, specifies those provisions of bank regulatory law which are to apply to KfW by analogy and assigns the supervision of compliance with these provisions to BaFin. In exercising its supervision, BaFin cooperates with the German Central Bank ("Deutsche Bundesbank") in accordance with normal bank supervisory procedures.

        In addition to compliance with the financial reporting and auditing standards generally applicable to banks in Germany, KfW, under the KfW Law, is subject to special auditing standards for government-owned entities set forth in the Budgeting and Accounting Act (Haushaltsgrundsätzegesetz). These special auditing standards require that KfW's annual audit, above and beyond its normal scope, cover the proper conduct of KfW's business by its management. The resulting auditor's report is to enable the Board of Supervisory Directors, the responsible Federal Ministries, and the Federal Court of Auditors (Bundesrechnungshof) to form their own opinion and to take action if required.

        Finally, as a government-owned entity, KfW is subject to audits by the Federal Court of Auditors with regard to its economical use of funds pursuant to the Budgeting and Accounting Act.

        KfW is generally exempt from bank regulatory laws and regulations, as it neither qualifies as a "credit institution" or "financial services institution" within the meaning of the German Banking Act (Gesetz über das Kreditwesen, or "KWG") nor as a "credit institution" within the meaning of relevant EU directives and regulations, including in particular the EU Capital Requirements Directive IV ("CRD IV") and the EU Capital Requirements Regulation ("CRR"). However, by operation of the KfW Regulation, considerable portions of the KWG and the CRR, including relevant implementing rules and regulations, apply by analogy to KfW. The analogous application of banking supervisory law to KfW has been phased in gradually, with the majority of the rules, regulations and enforcement powers described above having become applicable as of January 1, 2016. The KfW Regulation takes into account KfW's special status as an entity not generally engaged in deposit taking, characterized by a low-risk profile in its lending business and benefiting from the Guarantee of the Federal Republic. It therefore provides for certain modifications and exceptions in connection with the analogous application of the relevant rules and regulations.

        The analogous application of EU and national bank regulatory law imposed by the KfW Regulation is without prejudice to KfW's status as a "public sector entity" within the meaning of Article 4 para. 1 no. 8 of the CRR. This status confers certain advantages to KfW's refinancing activities given the fact that exposures to public sector entities held by banks are privileged as to capital requirements, large exposures limitations and liquidity measurement under EU and national bank regulatory law. Securities issued by KfW, such as bonds and notes, are in principle eligible in the EU as level 1 assets pursuant to Article 10 para. 1 lit. (c)(v) of the Commission Delegated Regulation (EU) 2015/61 of October 10, 2014.

USE OF PROCEEDS

        The net proceeds from the sale of securities offered by KfW will be used by KfW for its general business.

DESCRIPTION OF SECURITIES

        The following briefly summarizes the terms and conditions of the securities offered by KfW as separate series of notes or bonds from time to time and the agency rules or agency agreements relating to such securities. Copies of the forms of the securities and the forms of agency rules and agency agreements are filed as exhibits to the registration statement of which this prospectus is a part. This summary does not purport to be complete and is qualified in its entirety by reference to those exhibits. Terms that are used in this prospectus and that are defined in the agency rules or agency agreements have the respective meanings given to them in the agency agreements, unless otherwise defined in this prospectus.

General

        KfW's securities may be denominated, at its option, in euro, U.S. dollars, other currency or currencies or composite currencies, and/or amounts determined by reference to an index. KfW may issue debt securities in one or more series as it may authorize from time to time. This section summarizes the terms that are common to all series of the securities which KfW may offer. The financial or other specific terms of your series are described in the applicable prospectus supplement and/or pricing supplement, which are attached to or accompany this prospectus. If the terms described in the prospectus supplement or pricing supplement that applies to your series of KfW securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement or pricing supplement, as the case may be.

        The prospectus supplement and/or the pricing supplement that relate to your securities will specify the following terms:

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  the title of the securities;

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  the aggregate principal amount, and any limitation of that amount, of the securities;

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  the denominations in which KfW may issue the securities;

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  the currency or currencies of such denominations and the currency in which payments will be made;

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  the price at which the securities will be issued, expressed as a percentage of their principal amount;

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  the maturity date or dates of the securities;

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  the interest rate or rates which the securities will bear, if any, which may be fixed or variable, and the method by which such rate or rates will be calculated;

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  the dates on which KfW must pay interest;

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  where and how KfW will pay principal, premium, if any, and interest on the securities;

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  whether and in what circumstances the securities may or must be redeemed or repaid before maturity;

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  whether and in what circumstances KfW's obligations under the securities may be terminated;

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  whether the securities will be convertible into other securities issued by KfW or exchangeable for securities of other issuers;

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  whether any part or all of the securities will be issued in the form of one or more global securities and, if so, the identity of the depository for the global securities and the terms of the depository system;

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  the exchange or exchanges, if any, on which KfW will apply to have the securities listed;

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  any sinking fund provisions; and

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  any other terms of the securities.

        The prospectus supplement and/or pricing supplement relating to KfW's securities will also describe special United States federal income tax, German income tax and other tax considerations that apply to your securities, if any.

        KfW may issue securities that bear no interest, or that bear interest at a rate that is below the market rate at the time they are issued, for sale at a substantial discount below their stated principal amount.

        There will be a registrar and/or one or more paying agents or fiscal agents, generally referred to respectively as the "paying agent(s)," "fiscal agent(s)" or "agent(s)" for KfW in connection with the securities. The duties of the agents will be governed by the relevant agency rules or agency agreement. KfW may replace any agent and may appoint a different or additional agent for different series of securities. KfW may maintain deposit accounts and conduct other banking and financial transactions with the agent. Each agent is solely KfW's agent and does not act as a trustee for the security holders nor does it have a trustee's responsibilities or duties to act for the holders in the way a trustee would. KfW itself may act as an agent in certain circumstances.

        The agent will maintain a register at an office in Frankfurt am Main, Luxembourg or in New York, as provided in the relevant agency rules or agency agreement, and in any other city required by the rules of the relevant stock exchange or applicable law, to register transfers of securities issued in registered form, subject to any restrictions set forth in the prospectus supplement and/or pricing supplement relating to the securities.

        Principal of, premium, if any, and interest on the securities will be payable at the place or places and in the currency or currencies as are designated by KfW and in the manner set forth in the applicable prospectus supplement and/or pricing supplement.

        There will be no "gross-up" provision which would require additional payments to be made in respect of the securities in the event that any withholding taxes are imposed.

Rank of Securities

        The securities will not be secured by any of KfW's property or assets and will not be subordinated to any of KfW's other general obligations. The securities will, therefore, rank equally with each other and with all of KfW's other unsecured and unsubordinated indebtedness, subject to any mandatory statutory exceptions that apply.

Governing Law; Jurisdiction

        The agency rules and agency agreements and the securities will be governed by, and interpreted in accordance with, the laws of the Federal Republic.

        Any action or legal proceedings arising out of or in connection with the securities may be brought only in the District Court (Landgericht) in Frankfurt am Main.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR KFW

Guarantee of the Federal Republic

        As discussed under "KfW—Relationship with the Federal Republic—Guarantee of the Federal Republic" above, under the Guarantee of the Federal Republic, in the event that KfW fails to make any payment of principal or interest or any other amount required to be paid with respect to securities issued by KfW when that payment is due and payable, the Federal Republic will be liable at all times for that payment as and when it becomes due and payable.

        The Federal Republic has not appointed an agent in the United States upon whom process may be served in any action based on its obligations under the Guarantee of the Federal Republic in the United States. The German embassy and the German consulates in the United States do not serve as process agents either. The Federal Republic has not consented to or agreed to submit to the jurisdiction of any court in the United States in respect of such actions. It has not waived any immunity from the jurisdiction of courts in the United States to which it may be entitled in respect of any such action. As a result, it may not be possible to obtain a judgment against the Federal Republic in respect of securities covered by the Guarantee of the Federal Republic in a court in the United States or to enforce in the Federal Republic any such judgment that may be so obtained.

        The Federal Republic may be sued in the courts of the Federal Republic, without any public official's or authority's consent to bring proceedings or obtain judgment against the Federal Republic.

Institutional Liability (Anstaltslast)

        As discussed under "KfW—Relationship with the Federal Republic—Institutional Liability (Anstaltslast)," under the German administrative law principle of Anstaltslast or institutional liability, the Federal Republic, as constituting body of KfW, is required to assume responsibility to KfW for the performance of KfW's obligations.

        The responsibility of the Federal Republic under the principle of Anstaltslast is an obligation with respect to KfW itself. Under German law, if KfW were to default on an obligation, the Federal Republic would be required to take steps to enable KfW to perform its obligations when due. Accordingly, while Anstaltslast is not a formal guarantee of KfW's obligations by the Federal Republic and creditors of KfW do not have a claim against the Federal Republic under Anstaltslast, the effect of this legal principle is that KfW's obligations are fully backed by the credit of the Federal Republic.

DEBT RECORD

        Neither KfW nor the Federal Republic has ever defaulted on the payment of principal of, or premium or interest on, any security issued by it.

FEDERAL REPUBLIC TAXATION

        The following is a general discussion of certain German tax consequences of the acquisition and ownership of the securities offered by KfW. This discussion does not purport to be a comprehensive description of all tax considerations which may be relevant to a decision to purchase these securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of the Federal Republic currently in force and as applied on the date of this prospectus. These laws are subject to change, possibly with retroactive or retrospective effect.

        Prospective purchasers of securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of securities, including the effect of any state or local taxes, under the tax laws applicable in the Federal Republic and each country of which they are residents.

Income Tax

Securities Held by Tax Residents as Non-Business Assets

        Taxation of Interest.    Payments of interest on the securities to holders who are individuals and are tax residents of the Federal Republic (i.e., persons whose residence or habitual abode is located in the Federal Republic) are subject to German income tax. In each case where German income tax arises, a solidarity surcharge (Solidaritätszuschlag) is levied in addition. Furthermore, church tax may be levied, where applicable. If coupons or interest claims are disposed of separately (i.e., without the securities), the gains from the disposal are subject to income tax. The same applies to gains from the redemption of coupons or interest claims if the security is disposed of separately.

        On payments of interest on the securities to individuals who are tax residents of the Federal Republic income tax is generally levied as a flat income tax at a rate of 25% (plus solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%, plus, if applicable, church tax). The church tax is generally levied by way of withholding unless the holder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (Bundeszentralamt für Steuern). The total positive investment income of an individual will be decreased by a lump sum deduction (Sparer-Pauschbetrag) of EUR 801 (EUR 1,602 for individuals filing jointly), not by a deduction of expenses actually incurred.

        If the securities are held in custody, or are administered, or if their disposal is executed, by a German branch of a German or non-German credit or financial services institution or with a German securities trading business or a German securities trading bank and such entity credits or pays out the investment income (the "Disbursing Agent"), the flat income tax will be levied by way of withholding at the aforementioned rate from the gross interest payment to be made by the Disbursing Agent.

        In general, no withholding tax will be levied if the security holder is an individual (i) whose security does not form part of the property of a trade or business and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the security together with other investment income does not exceed the maximum exemption amount shown on the withholding exemption certificate. Similarly, no withholding tax will be deducted if the security holder has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

        If no Disbursing Agent (as defined above) is involved in the payment process the security holder will have to include its income on the securities in its tax return and the tax on its investment income of generally 25% plus solidarity surcharge and, if applicable, church tax will be collected by way of assessment.

        Payment of the flat income tax will generally satisfy any income tax liability (including solidarity surcharge and, if applicable, church tax) of the security holder in respect of such investment income. Security holders may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%. In this case as well, income-related expenses cannot be deducted from the investment income, except for the aforementioned annual lump sum deduction.

        Taxation of Capital Gains.    Capital gains realized by individual tax residents of the Federal Republic from the disposal or redemption of the securities (including gains from the assignment or hidden contribution of the securities) will be subject to the flat income tax on investment income at a rate of 25% (plus solidarity surcharge in an amount of 5.5% of such tax, resulting in a total tax charge of 26.375%, plus, if applicable, church tax), irrespective of any holding period. The separation (e.g. by first-time assignment) of a coupon or interest claim from the security is treated as a disposal of the security. Church tax is generally levied by way of withholding unless the holder has filed a blocking notice with the German Federal Tax Office. This will also apply to securities on which the principal is effectively repaid in whole or in part although the repayment was not guaranteed.

        If the securities are held in custody, or are administered, or if their disposal is executed, by a Disbursing Agent (as defined above) the flat income tax will be levied by way of withholding from the positive difference between the redemption amount (or the proceeds from the disposal) and the issue price (or the purchase price) of the securities. If the securities kept or administered in the same custodial account have been acquired at different points in time, the securities first acquired will be deemed to have been sold first for the purpose of determining the capital gains. If the securities have been transferred into the custodial account of the Disbursing Agent only after their acquisition, and no evidence on the acquisition data has validly been provided to the new Disbursing Agent by the Disbursing Agent which previously kept the securities in its custodial account, withholding tax will be levied on 30% of the proceeds from the disposal or redemption of the securities.

        If no Disbursing Agent is involved in the payment process, the security holder will have to include capital gains from the disposal or redemption of the securities in its tax return and the tax on its investment income of generally 25% plus solidarity surcharge and, if applicable, church tax will be collected by way of assessment.

        Payment of the flat income tax will generally satisfy any income tax liability (including solidarity surcharge and, if applicable, church tax) of the security holder in respect of such investment income. Security holders may apply for a tax assessment on the basis of general rules applicable to them if the resulting income tax burden is lower than 25%. Further, if the withholding tax on a disposal or redemption has been calculated from 30% of the respective proceeds (rather than from the actual gain), a security holder who is an individual tax resident may and in case the actual gain is higher than 30% of the respective proceeds must also apply for an assessment on the basis of his or her actual acquisition costs.In this case as well, income-related expenses cannot be deducted from the investment income, except for the aforementioned annual lump sum deduction.

        Any capital loss incurred from the disposal or redemption of the securities can only be offset against positive income from capital investments. The Disbursing Agent will offset the losses with positive income from capital investments entered into through or with the same Disbursing Agent and carry forward any losses that cannot be offset to the following calendar year. If losses cannot be offset in full against positive investment income by the Disbursing Agent, the security holder can, instead, request that the Disbursing Agent issues a certificate stating the losses in order for them to be offset against other positive income from capital investments or carried forward in the assessment procedure. The request must reach the Disbursing Agent by December 15 of the current year and is irrevocable.

        Pursuant to administrative guidance, a disposal shall be disregarded where the transaction costs exceed the proceeds from the disposal, which means that losses suffered from such "disposal" shall not be tax-deductible.

Securities Held by Tax Residents as Business Assets

        Payments of interest on the securities and capital gains from the disposal or redemption of securities held as business assets by German tax resident individuals or tax resident corporations (i.e., corporations whose legal domicile or place of effective management is located in the Federal Republic), including via a partnership, as the case may be, are generally subject to German income tax or corporate income tax (in each case plus solidarity surcharge and, if applicable, church tax). The interest and capital gain will also be subject to trade tax if the securities form part of the property of a German trade or business.

        If the securities are held in custody, or are administered, or if their disposal is executed, by a Disbursing Agent (as defined above), tax at a rate of 25% (plus a solidarity surcharge of 5.5% of such tax and, if applicable, church tax) will also be withheld from interest payments on securities and generally also from capital gains from the disposal or redemption of securities held as business assets. In these cases the withholding tax does not satisfy the income tax liability of the security holder, as in the case of the flat income tax, but will be credited as advance payment against the personal income or corporate income tax liability and the solidarity surcharge (and, if applicable, against the church tax) of the security holder.

        With regard to capital gains from the disposal or redemption of securities no withholding will generally be required in the case of securities held by corporations tax resident in Germany, provided that in the case of corporations of certain legal forms the status of corporation has been evidenced by a certificate of the competent tax office. The same applies upon notification by use of the officially prescribed form towards the Disbursing Agent in the case of securities held by individuals or partnerships as business assets.

Securities Held by Non-Residents

        Payments of interest on securities and capital gains from the disposal or redemption of securities are not subject to German taxation in the case of non-residents, i.e., persons having neither their residence nor their habitual abode nor legal domicile nor place of effective management in the Federal Republic, unless the securities form part of the business property of a permanent establishment maintained in the Federal Republic, or for which a permanent representative has been appointed in the Federal Republic. Interest may, however, also be subject to German income tax if it otherwise constitutes income taxable in the Federal Republic such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German situs real estate.

        Non-residents of the Federal Republic are, in general, exempt from German withholding tax on interest and capital gains and from solidarity surcharge thereon. However, if the interest or capital gain is subject to German taxation as set forth in the preceding paragraph and the securities are held in custody, or are administered, or if their disposal is executed, by a Disbursing Agent (as defined above), withholding tax will be levied as explained above at "—Securities Held by Tax Residents as Business Assets" or at "—Securities Held by Tax Residents as Private Assets," respectively.

        Please note that depending on the terms of the relevant securities, an investor may only realize a negative yield. This would be associated with the following tax consequences:

        Security holders will only realize a taxable capital gain if they receive, upon a disposal of the securities, an amount in excess of the issue price (or the purchase price they paid for the securities).

        Contrary thereto, security holders who subscribe securities at the issue price and hold these securities until their final maturity will realize a loss if the issue price is higher than the redemption price. The tax treatment of such losses is not entirely clear:

        If the securities are held by tax residents as non-business assets, statements of the German tax authorities regarding "negative interest" incurred on bank deposits made by private investors arguably imply that such losses cannot be fully deducted. Such losses are rather treated as expenses in connection with capital investment income and, are, consequently not tax-deductible except for an annual lump-sum deduction (Sparer-Pauschbetrag) of EUR 801 (EUR 1,602 for individuals filing jointly).

        If the securities are held by tax residents as business assets, recently published statements of the German tax authorities regarding "negative interest" incurred on bank deposits made by business investors arguably imply that such losses are generally tax deductible.

Inheritance and Gift Tax

        No inheritance or gift taxes with respect to any security will generally arise under the laws of the Federal Republic, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or in the case of gift tax, neither the donor nor the donee, is a resident of the Federal Republic and such security is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in the Federal Republic. Exceptions from this rule apply to certain German citizens who previously maintained a residence in the Federal Republic.

Other Taxes

        No stamp, issue, registration or similar taxes or duties will be payable in the Federal Republic in connection with the issuance, delivery or execution of the securities. Currently, net assets tax (Vermögensteuer) is not levied in the Federal Republic.

 UNITED STATES TAXATION

        This discussion describes the material United States federal income tax consequences of owning the securities described in this prospectus which, for purposes of this discussion, are referred to as "notes." This discussion is the opinion of Sullivan & Cromwell LLP, United States counsel to KfW. It applies to you only if you acquire notes in the offering or offerings contemplated by this prospectus and you hold your notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a regulated investment company;

  •
  a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes;

  •
  a person that purchases or sells notes as part of a wash sale for tax purposes;

  •
  a person liable for alternative minimum tax;

  •
  a United States expatriate; or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

        This discussion deals only with notes that (i) are due to mature 30 years or less from the date on which they are issued, (ii) are properly treated as debt for U.S. federal income tax purposes and (iii) do not provide for any payment that is wholly or partially contingent upon, or determined by reference to, the performance of U.S. equities. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue, that may not be treated as debt for U.S. federal income tax purposes or that provide for any payment that is wholly or partially contingent upon, or determined by reference to, the performance of U.S. equities will be discussed in an applicable prospectus supplement and/or pricing supplement. This discussion is based on the Internal Revenue Code of 1986, as amended, to which we refer in this discussion as the "Code," its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        If a partnership holds the notes, the United States federal income tax consequences to a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

        This section describes the tax consequences to a "United States holder." A United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a United States holder, this section does not apply to you, and you should see "—United States Alien Holders" below for information that may apply to you.

        Under recently enacted legislation, United States holders that use an accrual method of accounting for tax purposes generally will be required to include certain amounts in income no later than the time such amounts are reflected on certain financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general tax rules described below, although the precise application of this rule is unclear at this time. This rule generally will be effective for tax years beginning after December 31, 2017 or, for notes issued with original issue discount, for tax years beginning after December 31, 2018. United States holders that use an accrual method of accounting should consult with their tax advisors regarding the potential applicability of this legislation to their particular situation.

Payments of Interest

        Except as described below in the case of interest on a "discount note" that is not "qualified stated interest," each as defined under "—Original Issue Discount—General" below, you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

        Interest paid on, and original issue discount (as described under "—Original Issue Discount" below) accrued with respect to the notes described in this prospectus constitute income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a United States holder. Under the foreign tax credit rules, interest and original issue discount will generally be "passive" income for purposes of calculating the foreign tax credit.

        Cash Basis Taxpayers.    If you are a taxpayer that uses the "cash receipts and disbursements" method of accounting for tax purposes and you receive an interest payment that is denominated in or determined by reference to a foreign currency, you would recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

        Accrual Basis Taxpayers.    If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to a foreign currency by using one of two methods. Under the first method, you would determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

        If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it would apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

        When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

        General.    If you own a note, other than a short-term note with a term of one year or less, it would be treated as a discount note issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed under "—Variable Rate Notes" below.

        In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note would have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you would include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "—Election to Treat All Interest as Original Issue Discount." You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

  •
  the amount of the principal payment made

    divided by:

  •
  the stated principal amount of the note.

        Inclusion of Original Issue Discount in Income.    Generally, if your discount note matures more than one year from its date of issue, you would include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you would include in income is calculated using a constant-yield method, and generally you would include increasingly greater amounts of OID in income over the life of your note. More specifically, you can calculate the amount of OID that you would include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount note must occur on either the first or final day of an accrual period.

        You can determine the amount of OID allocable to an accrual period by:

  •
  multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity; and then

  •
  subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

        You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by:

  •
  adding your discount note's issue price and any accrued OID for each prior accrual period; and then

  •
  subtracting any payments previously made on your discount note that were not qualified stated interest payments.

        If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you would allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you would increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

        The amount of OID allocable to the final accrual period is equal to the difference between:

  •
  the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

  •
  your note's adjusted issue price as of the beginning of the final accrual period.

        Acquisition Premium.    If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above under "—General," the excess is acquisition premium. If you do not make the election described below under "—Election to Treat All Interest as Original Issue Discount," then you would reduce the daily portions of OID by a fraction equal to:

  •
  the excess of your adjusted basis in the note immediately after purchase over the adjusted issue price of the note divided by:

  •
  the excess of the sum of all amounts payable, other than qualified stated interest, on the note after the purchase date over the note's adjusted issue price.

        Pre-Issuance Accrued Interest.    An election may be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

  •
  a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

  •
  the first stated interest payment on your note is to be made within one year of your note's issue date; and

  •
  the payment would equal or exceed the amount of pre-issuance accrued interest.

        If this election is made, a portion of the first stated interest payment would be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

        Notes Subject to Contingencies Including Optional Redemption.    Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you would determine the yield and maturity of your note by assuming that the payments would be made according to the payment schedule most likely to occur if:

  •
  the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

  •
  one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur other than because of a mandatory sinking fund, you would include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement and/or pricing supplement.

        Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

  •
  in the case of an option or options that we may exercise, we would be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

  •
  in the case of an option or options that you may exercise, you would be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

If both you and we hold options described in the preceding sentence, those rules would apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

        If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules, then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you would redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

        Election to Treat All Interest as Original Issue Discount.    You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under

"—General," with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "—Notes Purchased at a Premium," or acquisition premium.

        If you make this election for your note, then, when you apply the constant-yield method:

  •
  the issue price of your note would equal your cost;

  •
  the issue date of your note would be the date you acquired it; and

  •
  no payments on your note would be treated as payments of qualified stated interest.

Generally, this election will apply only to the note for which you make it; however, if the note has amortizable bond premium, you would be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or thereafter. Additionally, if you make this election for a market discount note, you would be treated as having made the election discussed below under "—Market Discount" to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

        Variable Rate Notes.    Your note would be a variable rate note if:

  •
  your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

  (1)
  0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

  (2)
  15 percent of the total noncontingent principal payments; and

  •
  your note provides for stated interest, compounded or paid at least annually, only at:

  (1)
  one or more qualified floating rates;

  (2)
  a single fixed rate and one or more qualified floating rates;

  (3)
  a single objective rate; or

  (4)
  a single fixed rate and a single objective rate that is a qualified inverse floating rate; and

  •
  the value of any variable rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

        Your note would have a variable rate that is a qualified floating rate if:

  •
  variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

  •
  the rate is equal to such a rate either:

  (1)
  multiplied by a fixed multiple that is greater than 0.65 but not more than 1.35; or

  (2)
  multiplied by a fixed multiple greater than 0.65 but not more than 1.35, and then increased or decreased by a fixed rate.

        If your note provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

        Your note would not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are caps, floors or governors that are fixed throughout the term of the note or such restrictions are not reasonably expected to significantly affect the yield on the note.

        Your note would have a variable rate that is a single objective rate if:

  •
  the rate is not a qualified floating rate; and

  •
  the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party.

        Your note would not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term would be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

        An objective rate as described above is a qualified inverse floating rate if:

  •
  the rate is equal to a fixed rate minus a qualified floating rate; and

  •
  the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

        Your note would also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

  •
  the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

  •
  the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

        In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

        If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally would determine the interest and OID accruals on your note by:

  •
  determining a fixed rate substitute for each variable rate provided under your variable rate note;

  •
  constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

  •
  determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

  •
  adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

        If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally would determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note would be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

        Short-Term Notes.    In general, if you are an individual or other cash basis United States holder of a short-term note (a note that has a term of one year or less), you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you would be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note would be ordinary income to the extent of the accrued OID, which would be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you would be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

        When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

        Foreign Currency Discount Notes.    If your discount note is denominated in or determined by reference to a foreign currency, you would determine OID for any accrual period on your discount note in the foreign currency, and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "—Payments of Interest." You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

Market Discount

        You would be treated as if you purchased your note, other than a short-term note, at a market discount, and your note would be a market discount note if the difference between the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, and the price you paid for your note is equal to or greater than 1/4 of 1 percent of your note's stated

redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity.

        To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

        If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, exceeds the price you paid for the note by less than 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

        You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. For these purposes, if your note is denominated in or determined by reference to a foreign currency, the accrued market discount will be computed in that foreign currency and then translated into U.S. dollars based on the exchange rate at that time. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it would apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. In addition, if you make this election and your note is denominated in or determined by reference to a foreign currency, the amount of market discount that will accrue will be computed in that foreign currency and then translated into U.S. dollars based on the average exchange rate for the accrual period. In such case, you may recognize ordinary income or loss attributable to changes in exchange rates in the same manner as stated interest accrued by an accrual basis United States holder, as described under "—Payments of Interest" above. You may not revoke the election to include market discount in income currently without the consent of the Internal Revenue Service. You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election to accrue market discount using a constant-yield method, it will apply only to the note with respect to which it is made and you may not revoke it.

        If you own a market discount note and do not elect to include market discount in income currently, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

Notes Purchased at a Premium

        If you purchase your note for an amount in excess of its stated redemption price at maturity, you may elect to treat the excess as amortizable bond premium (and, if such note is a discount note, you will not be required to include any OID in income, regardless of whether you make this election). If you make this election, you would reduce the amount required to be included in your income each accrual period with respect to interest on your note by the amount of amortizable bond premium allocable to that accrual period, based on your note's yield to maturity. If the amortizable bond premium allocable to an accrual period exceeds your interest income from the notes for such accrual period, such excess is first allowed as a deduction to the extent of interest included in your income in respect of the notes in previous accrual periods and is then carried forward to your next accrual period. If the amortizable bond premium allocable and carried forward to the accrual period in which the notes are sold, retired or otherwise disposed of exceeds your interest income for such accrual period, you would be allowed an ordinary deduction equal to such excess. If your note is denominated in, or determined by reference to a foreign currency, you would compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium would reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it would apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies, or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "—Original Issue Discount—Election to Treat All Interest as Original Issue Discount."

Purchase, Sale and Retirement of the Notes

        Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

  •
  adding any OID or market discount previously included in income with respect to your note; and then

  •
  subtracting any payments on your note that are not qualified stated interest payments and any amortizable bond premium to the extent that such premium either reduced interest on your note or gave rise to a deduction on your note.

        If you purchase your note with foreign currency, the U.S. dollar cost of your note would generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note would be the U.S. dollar value of the purchase price on the settlement date of your purchase.

        You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments), and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize would be the U.S. dollar value of such amount on the date the note is disposed of or retired, except that in the case of a note that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, would determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

        You will recognize capital gain or loss when you sell or retire your note, except to the extent:

  •
  described above under "—Original Issue Discount—Short-Term Notes" or "—Market Discount;"

  •
  the rules governing contingent payment obligations apply; or

  •
  attributable to changes in exchange rates as described below.

        Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

        You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as United States source ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

        If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency would equal its U.S. dollar value when the interest is received or at the time of the sale or retirement (or the settlement date if your note is traded on an established securities market and you are either a cash basis taxpayer or an accrual basis taxpayer that so elects). However, if you are an accrual basis taxpayer and do not make the election referred to in the preceding sentence, you may thereafter be required to recognize foreign currency gain or loss in respect of the difference between the U.S. dollar value of the currency received on the trade date and the settlement date. If you purchase foreign currency, you generally would have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally would be ordinary income or loss and generally would be United States source gain or loss.

Medicare Tax

        A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Indexed Notes, Amortizing Notes and Notes Convertible or Exchangeable Into Other Securities

        The applicable prospectus supplement and/or pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index, and notes that are subject to the rules governing contingent payment obligations, amortizing notes, and notes that are convertible or exchangeable into other securities.

United States Alien Holders

        This section describes the tax consequences to a United States alien holder of notes described in this prospectus. You are a United States alien holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

        If you are a United States holder, this section does not apply to you.

Payments of Interest

        Subject to the discussion of backup withholding below, payments of interest, including OID, on a note paid to you are exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

  •
  you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code, or

  •
  you both:

  •
  have an office or other fixed place of business in the United States to which the interest is attributable; and

  •
  derive the interest in the active conduct of a banking, financing or similar business within the United States or are a corporation with a principal business of trading in stocks and securities for your own account.

Purchase, Sale, Retirement and Other Disposition of the Notes

        You generally would not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States; or

  •
  you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

U.S. Federal Estate Tax

        For purposes of the U.S. federal estate tax, the notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Treasury Regulations Requiring Disclosure of Reportable Transactions

        United States taxpayers are required to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the notes are denominated in a foreign currency, a United States holder (or a United States alien holder that holds the notes in connection with a U.S. trade or business) that recognizes a loss with respect to the notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Foreign Financial Assets Reporting

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" may include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-United States persons, (ii) financial instruments and contracts that have non-United States issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the notes.

Foreign Account Tax Compliance Withholding

        Certain non-U.S. financial institutions must comply with information reporting requirements or certification requirements in respect of their direct and indirect United States shareholders and/or United States accountholders to avoid becoming subject to withholding on certain payments. Non-United States financial institutions may accordingly be required to report information to the Internal Revenue Service regarding the holders of notes and to withhold on a portion of payments under the notes to certain holders that fail to comply with the relevant information reporting requirements (or hold notes directly or indirectly through certain non-compliant intermediaries). However, such withholding would generally not apply to payments made before January 1, 2019, unless such payments are characterized from sources within the United States. Moreover, such withholding would generally only apply to notes issued at least six months after the date on which final regulations implementing such rule are enacted. Holders are urged to consult their tax advisors and any banks or brokers through which they will hold notes as to the consequences (if any) of these rules to them.

Backup Withholding and Information Reporting

        If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally would apply to payments of principal and interest on a note within the United States, and the payment of proceeds to you from the sale of a note effected at a United States office of a broker.

        Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of interest payments) are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

        If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to payments of principal and interest made to you outside the United States by us or another non-United States payor. You are also generally exempt from backup withholding and information reporting requirements in respect of payments of principal and interest made within the United States and the payment of the proceeds from the sale of a note effected at a United States office of a broker, as long as either (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished a valid Internal Revenue Service Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

        Payment of the proceeds from the sale of a note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

        You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

PLAN OF DISTRIBUTION

        KfW may sell securities either:

  •
  through underwriters or dealers; or

  •
  directly to one or a limited number of institutional purchasers.

        The applicable prospectus supplement or pricing supplement with respect to securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, the price of the securities or the basis on which the price will be determined and the net proceeds to KfW from the sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

        If underwriters are used in any sale, the underwriters will acquire securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Under agreements entered into with KfW, underwriters may be entitled to indemnification by KfW against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters may be required to make in respect of those liabilities. Underwriters may engage in transactions with or perform services for KfW in the ordinary course of business.

VALIDITY OF SECURITIES

        The validity of the securities will be passed upon on behalf of KfW by the Legal Department of KfW and on behalf of any underwriters by Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, Frankfurt am Main.

        All statements in this prospectus with respect to the Guarantee of the Federal Republic have been passed upon by the Legal Department of KfW and are included upon its authority.

        KfW is also being represented by Sullivan & Cromwell LLP, New York, New York, and any underwriters are also being represented by Simpson Thacher & Bartlett LLP, New York, New York. As to all matters of German law, Sullivan & Cromwell LLP and Simpson Thacher & Bartlett LLP may rely on the opinions of the Legal Department of KfW and Hengeler Mueller Partnerschaft von Rechtsanwälten mbB, respectively.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

        The Federal Republic will not waive any immunity from jurisdiction in the United States for any purpose. The Federal Republic is, however, subject to suit in competent courts in Germany. The U.S. Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the U.S. federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a U.S. state or federal court may not be enforceable in a German court if based on jurisdiction based on the U.S. Foreign Sovereign

Immunities Act or if based on the U.S. federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the Federal Republic is not subject to attachment or to seizure.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST KFW

        KfW is located in Germany and the members of the Executive Board and the Board of Supervisory Directors, as well as the experts and governmental officials referred to in this prospectus, are non-residents of the United States, and all or a substantial portion of the assets of KfW and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of U.S. courts against those persons, including judgments predicated upon civil liabilities under the U.S. securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in German courts of judgments of U.S. courts including judgments imposing liabilities predicated upon U.S. securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        The name and address of the authorized representative of KfW and the Federal Republic in the United States for the purposes of the Securities Act of 1933 in connection with the registration statement of which this prospectus is a part is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware 19711, USA.

OFFICIAL STATEMENTS AND DOCUMENTS

        The information set forth in this prospectus or incorporated in this prospectus by reference relating to the Federal Republic is stated by Mr. Christof Harzer in his official capacity as Ministerialrat in the Federal Ministry of Finance. The documents referred to in the information incorporated in this prospectus by reference relating to the Federal Republic as being the sources of financial or statistical data set forth in that information are in all cases official public documents of the Federal Republic or its agencies, with the exception of the International Financial Statistics of the International Monetary Fund, the Annual Report of the European Investment Bank and documents released by the EU on its official website, which are official public documents of these international organizations, and official public documents of the government of the United Kingdom.